NEWS RELEASE For more information: Investors: Joseph Selner, Chief Financial Officer, 920-491-7120 Media: Janet L. Ford, Public Relations Director, 414-207-5070
Associated Banc-Corp Announces $400 Million Common Stock Offering
GREEN BAY, Wis. — January 11, 2010 — Associated Banc-Corp (NASDAQ: ASBC) announced today that it has commenced an underwritten public offering of up to $400 million of its common stock. Associated Banc-Corp intends to use the net proceeds of this offering to provide additional capital to Associated Bank, National Association to support continued growth, and for working capital and other general corporate purposes.
Associated Banc-Corp intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of shares sold in the offering to cover over-allotments, if any.
Credit Suisse Securities (USA) LLC is the sole bookrunning manager for the offering. Robert W. Baird & Co. Incorporated, Citi, Keefe, Bruyette & Woods, Inc., RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and UBS Securities LLC will serve as co-managers for the offering.
The proposed offering will be made solely by means of a prospectus and related preliminary prospectus supplement. Copies of the prospectus and preliminary prospectus supplement for the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037. Potential investors should first read the prospectus and the related preliminary prospectus supplement, the registration statement and the other documents incorporated by reference therein that Associated Banc-Corp has filed with the Securities and Exchange Commission. Investors may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.
A registration statement relating to these securities has been filed and is effective. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion at December 31, 2009. Associated has 291 banking offices serving approximately 160 communities in Wisconsin, Illinois, and Minnesota. The Company offers a full range of traditional banking services and a variety of other financial products and services.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the Company’s preliminary prospectus supplement for the offering.
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